Novelis Fiscal 2025 Annual Incentive Plan
1.Title and Administration. This annual incentive plan (the “2025 AIP”, “AIP”, or the “Plan”) will be administered by the Human Resources department of Novelis Inc. (together with its subsidiaries, the “Company”).
2.Performance Period and Payments. The performance period will commence on April 1, 2024 and end on March 31, 2025. Payments under the Plan will be made in a lump sum, minus required withholdings, during the first fiscal quarter following the end of the performance year, (but in no event later than the short-term deferral exemption date under Section 409A of the Internal Revenue Code). All achievement of the performance measures will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) after the end of the performance period.
3.Eligibility. Employees in job bands 7 and higher, as well as all employees working for the Corporate and Regional Headquarters offices, and all employees assigned to the Bay Minette Project Plan are eligible to participate in the Plan. An individual must be either employed in an eligible job band or position or transferred or hired into an eligible job band or position during the performance year to receive a payout under the Plan. Eligibility and payments for employees who begin employment with Novelis or transfer into an eligible position after the start of the performance period will be determined by the “Plan Rules Administration” document then in effect as maintained by the Company’s Human Resources department.
4.Target Opportunity. Each participant’s target opportunity will be determined by the Company’s Human Resources department or the Compensation Committee, as applicable.
5.Plan Design.
(a)Performance Measures. The following measures will determine payouts under the Plan. The final performance score will be rounded to the nearest whole percentage.
i.Employees in JB7 and higher have the following weightages:

Measure	Weighting	Performance Threshold	Payout at Threshold	Performance Target & Payout at Target	Performance Maximum	Payout at Maximum
Global Safety	10%		50%	100%		200%
Adjusted Operating EBITDA	50%	75%	40%	100%	115%	200%
Adjusted Operating Cash Flow	40%	75%	40%	100%	140%	200%

ii.Employees involved in the Bay Minette project have the following weightings based on their role:
• Steering Committee: provide strategic guidance, oversight, and decision-making support for a project.
• Project Team: accountable for execution and project deliverables on time, within budget, and to the specified quality standards.
• Support Functions: provide services and expertise to ensure the project runs smoothly, stays on budget, and adheres to schedules.

	Metric	Weighting	Weightage for Bay Minette Team*
			Steering Committee		Project Team		Support Functions
	Global Safety	10%	80%	8%	30%	3%	80%	8%
	Adjusted Operating EBITDA	50%		40%		15%		40%
	Adjusted Operating Cash Flow	40%		32%		12%		32%
Project Milestone [redacted]

* Overall AIP Plan threshold for payout on any metric is 75% EBITDA

(b)    Performance Threshold. No payout will be made under the Plan unless Adjusted Operating EBITDA for the performance year is at least 75% of the target level Adjusted Operating EBITDA established by the Company (when determining 75% threshold of Adjusted Operating EBITDA, it will be rounded to the nearest single decimal point). Performance results between threshold level and maximum level are determined by means of interpolation.
(c)    Individual Performance Modifier. Individual performance serves as a modifier on each participant’s payout. The payout, as calculated by actual Company performance on the measures in the Plan, the participant’s salary and incentive target, will be multiplied by a factor linked to the participant’s individual performance rating to determine total payout.

Individual Performance Modifier per Novelis Performance Management System*	1-Inadequate Performance (IP)	2-Partially Delivered Performance (PDP)	3-Delivered Full Performance (DFP)	4-Outperformed (OP)	5-Significantly Outperformed (SP)
JB5+	0%	0-75%	95-105%	105-115%	115-125%
JB6-11B	0%	75%	100%	115%	130%
*Total annual payout will be capped at 170%, 190%, and 200% for employees rated 3-DFP, 4-OP, and 5-SP, respectively, and at 0% and 75% of target for employees rated 1-IP and 2-PDP, respectively.
6.    Separation from Employment, Transfer and Other Changes. Participants who terminate employment or transfer to an ineligible position during the performance year will be subject to the applicable terms set forth below. Any payments to former employees will be made at or near the same date payment is made to active employees under the Plan (but in no event later than the short-term deferral exemption date under Section 409A of the Internal Revenue Code) and will be based on the final approved Company performance score. Payments to participants who experience changes in salary, job band, or leave of absence during the performance year will be determined in accordance with the Plan Rules Administration document.

Termination Event	Treatment
Death, Disability or Retirement	Payout will be prorated based on the number of days of employment during the performance period.
Change in Control	Payout will be prorated based on the number of days of employment during the performance period.
Intercompany Transfers	Payout will be prorated based on the number of days of employment during the performance period.
Involuntary Termination – Without Cause (e.g., plant closure, sale of assets, position elimination)	Payout will be prorated based on the number of days of employment during the performance period.
Voluntary Termination	The participant will forfeit the entire payout, and no payout will be made.
Involuntary Termination – For Cause	The participant will forfeit the entire payout, and no payout will be made.

7.    Definitions. The following terms will have the meaning ascribed to them below; provided, however that the Compensation Committee may approve the modification or interpretation of any definition in its sole discretion.

(a) Adjusted Operating EBITDA generally means “Adjusted EBITDA” as used in the Company’s Annual Report on the Form 10-K for the fiscal year ended March 31, 2025, reduced by (1) the impact from re-measuring to current exchange rates any monetary assets and liabilities which are denominated in a currency other than the functional currency of the reporting unit, net of realized and unrealized derivative instruments; and adjusted by (2) the impact on cost of working capital management activities to the extent caused by any excess or shortfall of Adjusted Operating Cash Flow described in paragraph 7(b) below, and (3) other adjustments as determined by the Compensation Committee.

(b)Adjusted Operating Cash Flow (OCF) generally means “Adjusted Free Cash Flow” as used in our Annual Report on the Form 10-K for the fiscal year ended March 31, 2025, before capital expenditures, working capital financing and other adjustments as determined by the Compensation Committee.

(c)Global Safety is based on the metric of Days Away from Work (“DAFW”), which is based on a standard OSHA calculation that attempts to roughly convert DAFW to a rough percentage (utilizing 200,000 hours in the numerator to approximate 100 person-years) so that a 1.0 DAFW would indicate 1 DAFW case per 100 man-years. In the case of a fatality at a Company location during the fiscal year ended March 31, 2025, select participants will receive no payout for the Global Safety measure.

(d)Retirement means a separation from the Company at 65 years of age or a combination of age and service greater than or equal to 65 with a minimum age of 55.

(e)Bay Minette Project Milestones [redacted]

(f)Change in Control means the occurrence of any of the following events:
i.any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (the “Value or Vote of the Company”); provided, however, that a Change in Control shall not be deemed to have occurred in the event that (A) any person or entity becomes the beneficial owner of securities representing 50% or less of the Value or Vote of the Company through (1) an initial public offering, (2) a secondary offering, (3) a private placement of securities, (4) a share exchange transaction, or (5) any similar share purchase transaction in which the Company or any of its affiliates issues securities (any such transaction, a “Share Issuance Transaction”); and (B) a person or entity’s beneficial ownership interest in the Value or Vote of the Company is diluted solely as a result of any Share Issuance Transaction; or

ii.the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
iii.the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or
iv.the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to with a member of the Aditya Birla Group.
    Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
8.    Interpretation. The Company will interpret and construe the terms and conditions of the plan in its sole discretion, including but not limited to all decisions regarding eligibility for, and the amount of benefits payable under, the Plan. The Company also reserves the right to amend or modify this Plan at any time.
9.    No Right to Continued Service. Nothing in the Plan confers upon any participant the right to continued employment or service with the Company or otherwise interfere with or restrict the right of The Company or any affiliate to terminate the participant’s employment or service for any reason.